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                                                                 EXHIBIT 10.15

                                PROMISSORY NOTE
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$330,000.00
                                                                 March 9, 1995

          1.   INDEBTEDNESS. FOR VALUE RECEIVED, the undersigned, YES CLOTHING
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CO., a California corporation (hereinafter referred to as "Maker"}, promises to pay-to GEORGES MARCIANO, an individual (hcrcinaftcr referred to as "Payee"), or order, at Los Angeles, California, or at such other place as may be designated in writing by the holder of this Promissory Note (hereinafter referred to as this "Note"), the principal sum of Three Hundred Thiry Thousand Dollars ($330,000.00), together with interest accrued thereon.

          2.   INTEREST. Commencing on the date hereof, the unpaid principal
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balance of this Note shall bear interest at the rate that is from time to time the lower of (i) eight percent (8%) and (ii) a rate one (1) percentage point below the prime rate of interest announced by Republic National Bank of New York. Interest chargeable hereunder shall be calculated on the basis of a three hundred sixty (360) day year for actual days elapsed. Interest shall be due and payable annually on the anniversary date of the Note or as set forth in Section 3.

          3.   PAYMENT. Principal and interest shall be due and payable on the
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earlier to occur of (a) the date that is thirteen (13) months after written demand is made by Payee to Maker or (b) the date of the closing of a public offering or private placement of Maker's securities with (i) aggregate gross proceeds of at least Six Million Dollars ($6,000,000.00) and (ii) at a price of not less than Six Dollars ($6.00) per share of the common stock of Maker, as presently constituted, subject to proportionate adjustment in the event of any stock split, stock dividend, reverse stock split, combination, consolidation, reclassification or similar event.

          4.   PREPAYMENT. Maker may prepay all or any part of the principal
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balance due under this Note, without premium or penalty.

          5.   DEFAULT. Should a default occur in the payment of any installment
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of principal or interest due hereunder, and should such default continue for a period of ten (10) days after receipt by Maker of written notice from Payee of the occurrence of such default, then the entire amount of principal and interest due hereunder may thereupon be declared due and payable at the option of Payee without further notice. If any action is instituted in connection with this
Note, Maker further agrees to pay all reasonable legal fees, court costs and other collection expenses incurred by Payee.
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          6.   WAIVERS. Maker, for itself, its legal representatives,
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successors and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection, and consent that Payee may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby. To the fullest extent permitted by law, Maker waives the statute of limitations in any action brought by Payee in connection with this Note.

          7.   MODIFICATION. This Note may not be changed, modified, amended or
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terminated orally.

                                                YES CLOTHING CO.,
                                                a California corporation


                                                By /s/ Daniel Goodstein
                                                  ----------------------------
                                                  DANIEL GOODSTEIN
                                                  Executive Vice President

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